Exhibit 99.1

Contact: Steve Purtell Sr. VP Investor Relations & Treasurer +1-972-595-5180 spurtell@sftp.com

Nancy A. Krejsa to Join Six Flags Board of Directors

GRAND PRAIRIE, Texas — February 8, 2017 — Six Flags Entertainment Corporation (NYSE:SIX), the world’s largest regional theme park company, today announced its Board of Directors has elected Nancy A. Krejsa as a new director effective March 1, 2017.

Ms. Krejsa, 58, has more than 36 years of experience in the leisure and healthcare industries. She spent seven years as Senior Vice President, Investor Relations and Corporate Communications for Six Flags Entertainment where she led investor relations, public relations, and international business development, and was also actively involved in re-establishing the company’s strategy, mission, vision and values following its debt restructuring in 2010.

Prior to joining Six Flags, Ms. Krejsa held a variety of senior leadership positions at Siemens Healthcare Diagnostics, Dade Behring—a medical diagnostics firm—and Baxter International in roles that spanned finance, treasury, operations, strategy, investor relations and corporate communications.

“Nancy is an accomplished business leader who brings a wealth of experience to our board and a broad understanding of capital markets, business strategy, operations and communications,” said Usman Nabi, Director and Chairman of the Nominating & Governance Committee, Six Flags Entertainment Corporation. “We will benefit from her expertise and insights as we continue to execute our long-term business strategy building on our incredible momentum and success.”

About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company with $1.3 billion in revenue and 18 parks across the United States, Mexico and Canada. For 56 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling water parks and unique attractions. For more information, visit www.sixflags.com.